EXHIBIT 10.22

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

The terms contained herein (the “Revised Agreement”) supersede and replace the terms contained in the Executive Employment Agreement dated November 15, 2013 by and between Safety Quick Lighting & Fans Corp. (together with its subsidiaries and predecessor companies hereinafter referred to as the "Company") and James R. Hills, (hereinafter referred to as the "Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.      Employment. Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Revised Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Revised Agreement and terms of employment applicable to regular employees, the terms of this Revised Agreement shall control.

2. Duties of Executive. The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the board of directors of the Company, if any. Executive shall perform all duties in a professional, ethical and businesslike manner. Executive shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs. Executive shall perform such duties principally from offices he maintains in Sarasota, Florida and Atlanta, Georgia, subject to such reasonable travel as may be required, and shall not be required to relocate his residence. With the exception of those listed on Exhibit A, during the term of this Revised Agreement, Executive’s direct or indirect engagement in any other businesses or concerns in any capacity, either with or without compensation will require prior written consent of Company.

3. Compensation. Executive will be paid compensation during this Revised Agreement as follows:

a) A base salary of $150,000 (one hundred and fifty thousand dollars) per year in 2014, payable in installments according to the Company's regular payroll schedule. The base salary shall be reviewed at the end of each year of service and adjusted by the Company's Board of Directors at its sole discretion; however, such base salary may not be lower than $150,000 per year.

b) A sign-on bonus of one million two hundred and fifty thousand (1,250,000) shares of the Company’s common stock to vest as follows:

•	500,000 shares immediately,
•	250,000 shares on December 31, 2014,
•	250,000 shares on December 31, 2015, and
•	250,000 shares on December 31, 2016,

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c) An incentive compensation equal to:

Cash:

½% (0.005) of the Company’s annual gross revenue (as defined below) plus the following bonus payments upon reaching initial revenue hurdles:

Year	Initial Revenue Hurdle	Bonus
2014	$15,000,000	$25,000
2015	$20,000,000	$50,000
2016	$25,000,000	$75,000
2017	$30,000,000	$100,000

and

5% of the Company’s annual net income (as defined below)

For the purposes of this agreement, the following definitions of terms shall apply:

Gross Revenue:	Sales less any returns and discounts.

Net Income:	Gross Revenue less cost of manufacturing and
transportation to port, selling costs, GE license fee, all
operating and financing costs, bank fees and federal, state
and local income taxes.

Options:

5-year options to purchase shares of the Company’s common stock equal to 1½% of quarterly net income the strike prices of which will be determined at the time of granting.

The incentive salary payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit. If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm.

4.	Benefits.

a)	Vacation. Executive shall be entitled to five weeks paid vacation days each year.

b)	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

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c)	Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Executive, at the Executive’s option, in a group medical and hospital insurance plan the Company may offer during this Revised Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of employment by the Executive.

d)	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

e)	Vehicle Reimbursement. Executive shall be entitled to a Car Allowance of $1,000 per month, which shall be paid periodically together with Executive’s salary. The Executive’s vehicle should be, above all, highly reliable, safe and secure for the user, while meeting some of the user’s personal preferences and needs.

5. Initial Term. The term of this Revised Agreement commenced on January 1, 2014 and shall continue in effect for a period of five (5) years (the “Initial Term”) thereafter. Following the expiration of the Initial Term, the Revised Agreement shall be renewed upon the mutual agreement of Executive and Company.

6. Termination

a) The Company may terminate Executive for cause. Cause shall be defined as:

(i)	An act of fraud, embezzlement, theft or neglect of or refusal to substantially perform the duties of Executive's employment which is materially injurious to the financial condition or business reputation of the Company;
(ii)	A material violation of this Revised Agreement by Executive, which is not cured within 30 days after written notice thereof;
(iii)	Executive’s death, disability or incapacity.

b) This Revised Agreement and Executive's employment may be terminated at Company's Board of Directors discretion during the Initial Term, provided that if Executive is terminated without cause, Company shall pay to Executive an amount calculated by multiplying the Executive’s monthly salary, at the time of such termination, times the number of months remaining in the Initial Term (as an example, if Executive were terminated at the end of the 20th month of employment, Executive would be entitled to receive a one-lump payment in cash equal to the remaining 16 months base compensation of the Initial Term at the time of termination. To further illustrate, if the Executive’s monthly salary at the time of termination without cause was $12,500, the Executive would receive $12,500 times 16 or $200,000. In addition, if Executive is terminated without cause, Executive’s sign-on bonus shares shall immediately vest. In the event of such termination, Executive shall be entitled to incentive compensation payment and other compensation then in effect, on a prorated basis.

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c) This Revised Agreement and Executive's employment may be terminated by the Company’s Board of Directors at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid fifty percent (50%) of Executive's then applicable annual base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

d) This Revised Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Revised Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

e) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Revised Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Revised Agreement and all shares grants will vest immediately.

7. Notices. Any notice required by this Revised Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Safety Quick Lighting & Fans Corp.

3060 Peachtree Road

Suite 390

Atlanta, GA 30305

If to Executive:

James R. Hills

1125 West Peppertree Drive, Unit #103

Sarasota, FL 34242

8. Final Agreement. This Revised Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Revised Agreement may be modified only by a further writing that is duly executed by both parties.

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9. Governing Law. This Revised Agreement shall be construed and enforced in accordance with the laws of the state of Florida.

10. Headings. Headings used in this Revised Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. No Assignment. Neither this Revised Agreement nor any or interest in this Revised Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

12. Severability. If any term of this Revised Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Revised Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Revised Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Revised Agreement as of March 26, 2014.

EXECUTIVE

/s/ James R. Hills

James R. Hills

SAFETY QUICK LIGHTING & FANS CORP.

/s/ Rani Kohen

Rani Kohen, Chairman, on behalf of the Company’s Board of Directors, which has reviewed the Revised Agreement and ratified and affirmed such Revised Agreement as represented herein.

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EXHIBIT A

Lead Director

Nottingham Spirk Design Associates, Inc.

Executive

Nottingham Spirk Partners, LLC

2200 Overlook Road

Cleveland, Ohio 44106

Non-Executive Director

Tyra Tech, Inc. (AIM: TYR)

5151 McCrimmon Parkway

Suite 275

Morrisville, NC 27560

Board Member

Board of Visitors

Savannah College of Art & Design

P.O. 3146

Savannah, Georgia 31402

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